Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:

SatCon Technology Corporation®

Dave Eisenhaure

Chief Executive Officer

617-897-2400

SATCON TECHNOLOGY REPORTS FY2005 SECOND QUARTER RESULTS

First six months revenue grows 7% over 2004.

Boston, MA – May 17, 2005 – SatCon Technology Corporation© (Nasdaq NM: SATC), a developer and manufacturer of power control electronics, today reported financial results for its fiscal 2005 second quarter, which ended April 2, 2005.

“Our revenue for the quarter was $8.3 million dollars compared to $8.2 million in 2004,” said David Eisenhaure, SatCon president and chief executive officer.  “The $8.3 million does not reflect an expected $1.5 million of revenue recognition from the completion of the EDO program. No additional charges are being accumulated on that contract since its completion during the past quarter.  We are currently working with EDO to process the final acceptance documents in order to post that revenue.  Our operating loss for the second quarter was $2.1 million, a $1.0 million dollar increase over 2004. That loss included about $0.4 million of settlements and severance costs and some higher costs of manufacturing as we ramp up our infrastructure in the Power Systems Division for planned increased production.”

“Our first six months of fiscal 2005 showed revenue growing by 7% from $16.3 million to $17.5 million, primarily in our Power Systems Division. The operating loss for the first six months of fiscal 2005 was $3.3 million, which was an increase over 2004’s operating loss of  $1.8 million, primarily due to the settlement, severance and manufacturing costs noted above.”

“These expenses reflect our commitment to capitalize on some near term market opportunities that we have seen over the last two quarters,” continued Eisenhaure.  “Over time, we have built a strong inventory of technology solutions and products with which we can now capitalize on some growing market needs to address, solar, hybrid-electric vehicles, wind, stationary power and grid support “power control” issues.”

“Our evidence is that these industry sectors have now matured to the point where each one has become a significant and growing market.  SatCon is now transitioning to become the “Power Control” off-the-shelf system solution for these markets. SatCon’s highest percentage revenue growth in 2005 was derived from products sold into the solar, stationary fuel cells and grid support marketplace. These revenues accounted for almost 80% of our product revenue growth in the first six months of fiscal 2005.”

Concluded Eisenhaure, “We recognize that, over the long term, our success is dependent on driving toward profitability and that remains our goal.  In the short term however, to achieve that goal, we must focus on market opportunities as they present themselves to us.  We believe this focus will ultimately provide the greatest return on shareholder value.”

About SatCon Technology Corporation

SatCon Technology Corporation is a developer and manufacturer of power electronics and control systems for alternative energy, high-reliability industrial automation applications and critical military systems.  For further information, please visit the SatCon website at www.satcon.com.

Statements made in this document that are not historical facts or which apply prospectively are forward-looking statements that involve risks and uncertainties.  These forward-looking statements are identified by the use of terms and phrases such as “believes,” “expects,” “plans,” “anticipates” and similar expressions.  Investors should not rely on forward looking statements because they are subject to a variety of risks and uncertainties and other factors that could cause actual results to differ materially from the Company’s expectation.  There can be no assurance that the company will be successful in achieving any of the objectives that are stated within the release, and such failure to achieve those objectives could have a material, adverse effect on the future of the Company.  Additional information concerning risk factors is contained from time to time in the Company’s SEC filings.  The Company expressly disclaims any obligation to update the information contained in this release.

IR Contacts:

Jeff Wadley

John Ewen

Aurelius Consulting

Ardour Capital

407-644-4256	212-375-2953

###

SATCON TECHNOLOGY CORPORATION

CONSOLIDATED BALANCE SHEETS

	April 2, 2005	September 30, 2004
	(Unaudited)	(Audited)
ASSETS
Current assets:
Cash and cash equivalents	$4,120,499	$1,171,152
Restricted cash and cash equivalents	84,000	1,011,900
Accounts receivable, net of allowance of $810,387 and $848,565 at April 2, 2005 and September 30, 2004, respectively	6,771,297	6,274,178
Unbilled contract costs and fees	124,529	447,405
Funded research and development expenses in excess of billings	—	292,111
Inventory	6,871,693	6,184,672
Prepaid expenses and other current assets	1,271,025	687,083
Total current assets	19,243,043	16,068,501
Warrants to purchase common stock	—	7,036
Property and equipment, net	5,417,738	5,913,211
Goodwill, net	704,362	704,362
Intangibles, net	2,129,183	2,391,193
Other long-term assets	529,987	501,634
Total assets	$28,024,313	$25,585,937

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$393,072	$184,177
Accounts payable	3,611,871	3,823,249
Accrued payroll and payroll related expenses	1,478,774	1,449,349
Other accrued expenses	1,983,985	2,412,409
Accrued contract losses	84,779	514,489
Deferred revenue	1,904,662	2,048,442
Accrued restructuring costs	—	495,612
Total current liabilities	9,457,143	10,927,727
Redeemable convertible Series B preferred stock (425 shares issued and outstanding; face value: $5,000 per share; liquidation preference: 100%)	2,125,000	2,125,000
Long-term debt, net of current portion	—	311,178
Other long-term liabilities	513,940	563,372
Commitments and contingencies
Stockholders’ equity:
Common stock; $0.01 par value, 50,000,000 shares authorized; 33,281,527 and 28,226,010 shares issued and outstanding at April 2, 2005 and September 30, 2004, respectively	332,816	282,261
Additional paid-in capital	147,213,093	139,208,000
Accumulated deficit	(131,458,713)	(127,659,993)
Accumulated other comprehensive loss	(158,966)	(171,608)
Total stockholders’ equity	15,928,230	11,658,660
Total liabilities and stockholders’ equity	$28,024,313	$25,585,937

SATCON TECHNOLOGY CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Six Months Ended
	April 2, 2005	March 27, 2004	April 2, 2005	March 27, 2004

Revenue:
Product revenue	$7,131,571	$6,205,099	$15,401,795	$12,413,645
Funded research and development and other revenue	1,141,757	1,953,968	2,054,622	3,932,570

Total revenue	8,273,328	8,159,067	17,456,417	16,346,215
Operating costs and expenses:

Cost of product revenue	6,547,842	5,164,265	13,811,541	10,362,417
Research and development and other revenue expenses:
Funded research and development and other revenue expenses	946,293	1,416,360	1,693,693	2,795,142
Unfunded research and development expenses	8,188	316	8,504	1,301
Total research and development and other revenue expenses	954,481	1,416,676	1,702,197	2,796,443
Selling, general and administrative expenses	2,799,801	2,565,195	5,321,881	4,806,678
Restructuring costs	—	—	(255,612)	—
Amortization of intangibles	111,671	111,671	223,342	223,343

Total operating costs and expenses	10,413,795	9,257,807	20,803,349	18,188,881

Operating loss	(2,140,467)	(1,098,740)	(3,346,932)	(1,842,666)
Net unrealized loss on warrants to purchase common stock	(28,975)	(46,348)	(7,036)	(3,566)
Net unrealized gain on Series B warrants	—	—	—	35,442
Other income/(expense)	(111,366)	—	(129,422)	—
Interest income	9,287	4,114	11,105	6,524
Interest expense	(94,759)	(6,501,480)	(326,435)	(6,759,847)
Net loss	$(2,366,280)	$(7,642,454)	$(3,798,720)	$(8,564,113)

Net loss per weighted average share, basic and diluted	$(0.07)	$(0.29)	$(0.12)	$(0.34)

Weighted average number of common shares, basic and diluted	33,249,055	26,783,766	31,181,906	25,529,189